UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 13, 2025

Solo Brands, Inc.
(Exact Name of Registrant as Specified in its Charter)
Commission File Number 001-40979

Delaware		87-1360865
State or Other Jurisdiction of Incorporation or Organization		I.R.S. Employer Identification No.

1001 Mustang Dr.
Grapevine,	TX	76051
Address of Principal Executive Offices		Zip Code
(817) 900-2664
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	DTC*	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

* As previously reported, effective April 22, 2025, our Class A common stock has been suspended from trading on the New York Stock Exchange (“NYSE”). Our Class A common stock is currently being quoted on the OTC Pink Market under the symbol “DTCB”. Pursuant to our right to a review of the staff of NYSE Regulation’s determination to delist our Class A common stock by a Committee of the Board of Directors of the NYSE, on May 6, 2025, we sent a notice to the NYSE appealing the determination of staff of NYSE Regulation to commence proceedings to delist our Class A common stock from the NYSE. During the appeal period, our Class A common stock remains listed on the NYSE, though trading in the Class A common stock is suspended.

Item 1.01. Entry into a Material Definitive Agreement.

On June 13, 2025, Solo Brands, LLC, as borrower (the “Borrower”), an indirect subsidiary of Solo Brands, Inc., a Delaware corporation (the “Company”), entered into that certain Amendment No. 4 to Credit Agreement and Limited Waiver and Amendment No. 1 to Security Agreement (the “Amendment”), which amends that certain Credit Agreement dated as of May 12, 2021 (as amended by that certain Amendment No. 1, dated as of June 2, 2021, that certain Amendment No. 2, dated as of September 1, 2021, that certain Amendment No. 3, dated as of May 22, 2023, the “Existing Credit Agreement” and as further amended by the Amendment, the “Amended Credit Agreement”), by and among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent and letter of credit issuer, and the lenders party thereto (the “Lenders”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Existing Credit Agreement or the Amended Credit Agreement, as applicable.

The Amendment amends the Existing Credit Agreement to, among other things, waive certain existing events of default and provide for the reallocation and restructuring of all Revolving Loans and Term Loans outstanding under the Credit Agreement, together with all accrued and unpaid interest thereon and certain other fees and amounts outstanding thereunder, such that, after giving effect to such reallocation and restructuring, the credit facilities evidenced by the Amended Credit Agreement consist of the following: (i) revolving commitments in an aggregate amount equal to $90.0 million (the “Revolving Commitments” and such facility, the “Revolving Credit Facility”), which Revolving Credit Facility includes a sub-facility for letter of credit issuances in the amount of $20.0 million; and (ii) refinancing term loans (the “Term Loans”) in an aggregate principal amount equal to $240.0 million. In connection with the entry into the Amendment, the Borrower paid down (i) $136.5 million of Revolving Loans, and (ii) $32.5 million of existing term loans outstanding as of the date of the Amendment, and the Lenders received, at their election, a pro rata share of a consent fee equal to $4.95 million in cash or a pro rata share of newly-issued shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”), as further described under Item 3.02 of this Current Report on Form 8-K.

The Amendment extends the maturity date of the Revolving Loans to June 30, 2028. The maturity date for the Term Loans is June 30, 2028. The Borrower is required make mandatory amortization payments in respect of the Term Loans in an amount equal to (a) commencing with the fiscal quarter ending on June 30, 2026, a principal amount of Term Loans equal to the aggregate outstanding principal amount of Term Loans made on the Amendment No. 4 Effective Date multiplied by 0.25% and (b) commencing with the fiscal quarter ending on June 30, 2027, a principal amount of Term Loans equal to the aggregate outstanding principal amount of Term Loans made on the Amendment No. 4 Effective Date multiplied by 1.00%.

After giving effect to the Amendment, (i) the Revolving Loans will bear interest at (depending on the Borrower’s election from time to time) either (a) Adjusted Term SOFR, plus 3.50% per annum or (b) the Base Rate plus 2.50% per annum and (ii) the Term Loans will bear interest at (depending on the Borrower’s election from time to time) either (a) Adjusted Term SOFR, plus 5.50% per annum or (b) the Base Rate plus 4.50% per annum . The interest is payable in kind, and thus capitalized thereon and increasing the principal balance thereof, (i) on a quarterly basis through March 31, 2026, and (ii) for the period commencing on the April 1, 2026 and ending on March 31, 2027 and for which availability under the Revolving Credit Facility is less than $20.0 million, upon election of the Borrower by delivering notice to the Administrative Agent, after which time, it is only payable in cash. After giving effect to the Amendment, the unfunded portion of the Revolving Commitments will accrue a commitment fee at a per annum rate of 0.50%.

The Amendment also requires the Company to comply with additional reporting requirements, including, among others, (i) delivering on the date that is twenty (20) days after the end of the previous calendar month (or thirty-five (35) days for the borrowing base certificate and accounts and inventory report due for the months ended May 30, 2025, June 30, 2025, and July 31, 2025), (a) a borrowing base certificate calculating the borrowing base and availability under the Revolving Credit Facility, (b) a 13-week cash flow forecast for the Company and its subsidiaries, (c) a liquidity report, and (d) an accounts and inventory report; and (ii) delivering no later than thirty (30) days after the end of the previous calendar month (commencing for the month ending June 30, 2025), a key performance indicator report and certain additional reports on the Company’s operating plan and other measures, such as Consolidated EBITDA. In addition, the Amendment extends the delivery dates for quarterly financial statement deliverables to sixty (60) days after the end of the applicable fiscal quarter.

In addition, pursuant to the Amendment, the Borrower will be required to comply with the following financial covenants: (a) a maximum Total Leverage Ratio, which is tested on a quarterly basis, commencing with the fiscal quarter ending on September 30, 2026, (b) a minimum Fixed Charge Coverage Ratio, which is tested on a quarterly basis, commencing with the fiscal quarter ending on September 30, 2026, (c) a $10.0 million average minimum liquidity covenant for the first three calendar months of each fiscal year and a $20 million average minimum liquidity covenant for the last nine calendar months of each fiscal year, which in each case, is tested on a monthly basis, commencing with the fiscal month ending on July 31, 2026; and (d) a minimum Consolidated EBITDA covenant of $25 million for the four fiscal quarter period ending on December 31, 2025.

The Amendment further provides for prepayment obligations on the part of the Borrower and its subsidiaries (collectively, the “Loan Parties”), including: (i) a requirement that the Borrower make certain additional mandatory prepayments with the net cash proceeds from certain asset sales; and (ii) the incorporation of a monthly mandatory prepayment applied solely to the Revolving Loans with unrestricted cash and cash equivalents of Loan Parties in excess of $15 million for the Borrower and its domestic subsidiaries, and $5 million for the Borrower and its foreign subsidiaries.

The obligations under the Amended Credit Agreement are (a) jointly and severally guaranteed by the Guarantors and any future subsidiaries that execute a joinder to the guaranty and related collateral agreements and (b) secured by a first priority lien on substantially all of the Borrower’s and the Guarantors’ assets, subject to certain customary exceptions. In addition, the Amended Credit Agreement contains customary non-financial covenants limiting, among other things, mergers and acquisitions; investments, loans, and advances; affiliate transactions; changes to capital structure and the business; additional indebtedness; additional liens; the payment of dividends; and the sale of assets, in each case, subject to certain customary exceptions. The Amended Credit Agreement contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, defaults under other material debt, events of bankruptcy and insolvency, failure of any guaranty or security document to be in full force and effect, and a change of control of the business.

The foregoing summary of the Amendment and the Amended Credit Agreement is qualified in its entirety by reference to the Amendment and the Amended Credit Agreement, which are filed hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

As described under Item 1.01 of this Current Report on Form 8-K, concurrently with the entry into the Amendment, on June 13, 2025, the Company issued to certain of the Lenders (or affiliates thereof) an aggregate of 4,879,939 shares of Class A Common Stock (the “Subscription Shares”) in lieu of payment of a pro rata portion of such Lenders’ cash consent fee, pursuant to a subscription agreement by and between the Company, the Borrower and the relevant Lenders. The Subscription Shares represent approximately 5.0% of the total issued and outstanding shares of the Company’s Class A Common Stock and Class B common stock, par value $0.001 per share.

The Subscription Shares were issued in a transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 15, 2025, the Board of Directors of the Company appointed Mr. John P. Larson as President and Chief Executive Officer of the Company on a permanent basis, following his interim appointment in February 2025. Mr. Larson will also continue to serve as a member of the Board. Mr. Larson’s biographical information was most recently included in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 21, 2025.

There are no arrangements or understandings between Mr. Larson and any other person pursuant to which Mr. Larson was appointed as President and Chief Executive Officer. There are no family relationships between Mr. Larson and any director or executive officer of the Company, and the Company is not aware of any transactions with Mr. Larson that are reportable pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On June 16, 2025, the Company issued a press release announcing Mr. Larson’s permanent appointment and the entry into the Amendment and restructuring of the Company’s debt. A copy of the Company’s press release is furnished hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in Item 7.01 of this Current Report (including Exhibit 99.1 hereto) is furnished herewith and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing, except as expressly stated by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibits
10.1
Amendment No. 4 to Credit Agreement and Limited Waiver and Amendment No. 1 to Security Agreement, dated as of June 13, 2025, with respect to Credit Agreement, dated as of May 12, 2021, among Solo Brands, LLC (f/k/a Solo DTC Brands, LLC), JPMorgan Chase Bank, N.A., as Lead Arranger, L/C Issuer, Lender, Administrative Agent and Collateral Agent, and the Lenders and L/C Issuers party thereto (including Annex A, which is a conformed copy of the Amended Credit Agreement).

99.1	Press Release dated June 16, 2025
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Solo Brands, Inc.
(Registrant)

Date:	June 16, 2025	By:	/s/ Laura Coffey
Laura Coffey
Chief Financial Officer